COMPANY LIMITED DRAFT	JANUARY 24, 2006 2:00 p.m.

William D. Chapman	Ernest L. Duplessis
Director, Investor Relations	Director, External Communications
847-535-0881	847-535-4356
william.chapman@grainger.com	ernest.duplessis@grainger.com

GRAINGER REPORTS SALES OF $5.5 BILLION AND

EARNINGS PER SHARE OF $3.78 FOR THE YEAR 2005

CHICAGO, January 26, 2006 – Grainger (NYSE: GWW) today reported record sales, earnings and earnings per share for the year ended December 31, 2005. Sales of $5.5 billion for 2005 were up 9 percent versus 2004. Net earnings for the year increased 21 percent to $346 million, as compared to $287 million in 2004. Earnings per share grew 21 percent to $3.78 for the year. Both 2005 and 2004 benefited from the resolution of certain nonrecurring tax contingencies of $0.10 and $0.11 per share, respectively.

“I’m proud of our accomplishments. We posted record results while executing on key initiatives, market and product line expansion programs and systems integration, that should continue to enhance shareholder value,” said Grainger’s Chairman and Chief Executive Officer Richard L. Keyser. He added, “Grainger’s core strengths – customer service, the availability of our broad product line, efficient supply chain, integrated information systems and employee commitment – position us well for the future. We continue to project 2006 earnings per share of $4.00 to $4.15, which now includes an estimated $0.15 per share for the expensing of stock options.”

W.W. Grainger, Inc. – 2005 fourth quarter results

Sales in the 2005 fourth quarter were $1.4 billion, up 10 percent versus the prior year fourth quarter. Net earnings of $104 million were up 15 percent versus $90 million in the same period in 2004. Earnings per share were $1.13 versus $0.98 in the 2004 fourth quarter, including tax benefits of $0.10 and $0.11, respectively.

Branch-based Distribution

Sales in the Branch-based Distribution segment increased by 10 percent in the 2005 fourth quarter. Sales in the United States were up 9 percent, with growth in all customer sectors except transportation, which declined modestly. The wind-down of integrated supply and automotive-related contracts resulted in a 2 percentage point reduction in U.S. sales growth. In 2005, Grainger disengaged from contracts representing approximately one third of the $211 million in integrated supply sales reported in 2004.

The market expansion program, a key growth initiative, contributed approximately 1 percentage point to the 10 percent segment sales growth for the quarter. To date, incremental sales from the program were approximately $150 million. The company is currently enhancing its presence in the top U.S. metropolitan markets. For the market expansion program in 2005, Grainger opened nine full-size branches and five Grainger Express® locations, relocated 10 branches, expanded 11 existing branches and closed four. Sales in Phase 1 of the program – Atlanta, Denver and Seattle – grew by 15 percent in the quarter versus fourth quarter 2004. Sales in Phase 2, covering four markets in Southern California, were up 13 percent for the fourth quarter over the same quarter in 2004. Sales in Phase 3 – Houston, St. Louis and Tampa – were up 16 percent compared to the fourth quarter 2004. At the end of the fourth quarter 2005, Phase 2 was 90 percent complete and Phase 3 was 70 percent complete.

W.W. Grainger, Inc. – 2005 fourth quarter results

Sales in Canada continued to benefit from increased activity with the natural resources industry, with overall sales for the quarter up 15 percent, 11 percent in Canadian currency. Sales in Mexico were up 17 percent in the quarter versus the same period in 2004 driven by expanded telesales operations and higher sales to national account customers.

Operating earnings for the quarter were up 14 percent in the Branch-based Distribution segment, the result of higher sales and an improved gross profit margin. The segment’s gross profit margin benefited from the positive effect of product mix including increased global sourcing of products. Further margin improvement resulted from exiting integrated supply and automotive contracts. Operating expenses grew 12 percent during the quarter. Contributing to the increase were higher sales commissions as well as higher spending on the market expansion program and the SAP implementation. The quarter included extensive testing and employee training on the SAP system.

Strong sales from the market expansion program helped offset start-up expenses as the program approached break-even in the quarter. For the year, the program had an operating loss of $16 million versus a $20 million loss in 2004. “Market expansion has exceeded our expectations both in terms of sales and operating results,” said Keyser. “Since our primary focus in the first quarter of 2006 is on the successful implementation of SAP, we have not scheduled the opening of any additional market expansion branches until the second quarter when we plan to open branches in additional phases.” The company still anticipates sales from this program of $245 million to $275 million and an operating loss of $15 million to $25 million for 2006.

W.W. Grainger, Inc. – 2005 fourth quarter results

Lab Safety Supply

Lab Safety Supply’s sales for the quarter were up 16 percent versus the 2004 fourth quarter. Contributing to the growth was the acquisition of the AW Direct business in January 2005. Excluding the acquisition, sales grew 5 percent in the quarter. Operating earnings were up 31 percent for the 2005 fourth quarter. The improvement was due to higher sales from AW Direct and earnings leverage from the rest of the business.

Cash Flow

Operating cash flow was $433 million for the year. The company used cash flow from operations to fund growth initiatives, including market expansion and SAP programs, dividends and share repurchases. Capital expenditures were $157 million for 2005 compared to $161 million in 2004. In the quarter, Grainger repurchased 269,900 shares of stock, bringing the total for 2005 to 2.4 million shares. Approximately 4.7 million shares remain under the current repurchase authorization.

Other

The effective tax rate was 30.3 percent for the 2005 fourth quarter. The 30.3 percent rate included the recognition of tax benefits related to a favorable revision to the estimate of income taxes for various state taxing jurisdictions and the resolution of federal and state tax contingencies. For the year 2005, the effective tax rate was 35.0 percent. For 2006, the company projects an increase in its effective tax rate to 38.9 percent.

For more information about the company, including updates on strategic initiatives such as market and product line expansion and SAP, see www.grainger.com/investor.

W.W. Grainger, Inc. – 2005 fourth quarter results

W.W. Grainger, Inc. (NYSE: GWW), with 2005 sales of $5.5 billion, is the leading broad line supplier of facilities maintenance products serving businesses and institutions throughout North America. Through a highly integrated network including nearly 600 branches, 18 distribution centers and multiple Web sites, Grainger’s employees help customers get the job done, saving them time and money by having the right products to keep their facilities running.

Forward-Looking Statements

This document contains forward-looking statements under the federal securities laws. The forward-looking statements relate to the company’s expected future financial results and business plans, strategies and objectives and are not historical facts. They are generally identified by qualifiers such as “continue to enhance,” “position us well,” “project,” “scheduled,” “expectations,” “percent complete,” or similar expressions. There are risks and uncertainties the outcome of which could cause the company’s results to differ materially from what is projected. The forward-looking statements should be read in conjunction with the company’s most recent annual report, as well as the company’s Form 10-K and other reports filed with the Securities & Exchange Commission, containing a discussion of the company’s business and of various factors that may affect it.

W.W. Grainger, Inc. – 2005 fourth quarter results

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	($ in thousands except for per share amounts)
	2005	2004	2005	2004
Net sales	$1,390,606	$1,264,955	$5,526,636	$5,049,785
Cost of merchandise sold	803,232	744,878	3,365,095	3,143,133
Gross profit	587,374	520,077	2,161,541	1,906,652

Warehousing, marketing and administrative expenses	443,417	394,616	1,642,552	1,465,624
Restructuring charges	-	-	-	(226)
Operating earnings	143,957	125,461	518,989	441,254

Other income and (expense)
Interest income	4,770	2,086	12,882	6,376
Interest expense	(482)	(521)	(1,863)	(4,388)
Equity in income of unconsolidated entities	688	693	2,809	996
Gain on sale of unconsolidated entities	-	-	-	750
Gain on sale of investment securities	-	-	-	50
Unclassified-net	82	78	(143)	101
Net other income and (expense)	5,058	2,336	13,685	3,885

Earnings before income taxes	149,015	127,797	532,674	445,139
Income taxes	45,181	37,741	186,350	158,216

Net earnings	$103,834	$90,056	$346,324	$286,923

Net earnings per share -Basic	$1.17	$1.00	$3.87	$3.18
-Diluted	$1.13	$0.98	$3.78	$3.13

Average number of shares outstanding -Basic	89,325,384	90,076,398	89,568,746	90,206,773
-Diluted	91,682,735	92,005,282	91,588,295	91,673,375

W.W. Grainger, Inc. – 2005 fourth quarter results

CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)

Preliminary

	Full Year Ended December 31,
	($ in thousands)
	2005	2004
Assets
Cash and Cash Equivalents	$544,894	$429,246
Accounts Receivable – net	518,625	480,893
Inventories	791,212	700,559
Other Current Assets	141,559	144,015
Total Current Assets	1,996,290	1,754,713
Property, Buildings and Equipment – net	770,625	761,573
Investments in Unconsolidated Entities	25,155	26,126
All Other Assets	314,696	267,161
Total Assets	$3,106,766	$2,809,573

Liabilities And Shareholders’ Equity
Current Maturities of Long-Term Debt	$4,590	$9,485
Trade Accounts Payable	319,254	289,388
Other Current Liabilities	403,191	363,561
Total Current Liabilities	727,035	662,434
Long-Term Debt	4,895	-
All Other Liabilities	85,507	79,169
Shareholders’ Equity	2,289,329	2,067,970
Total Liabilities and Shareholders’ Equity	$3,106,766	$2,809,573

W.W. Grainger, Inc. – 2005 fourth quarter results

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

Preliminary

	Full Year Ended December 31,
	($ in thousands)
	2005	2004
Cash Flows from Operating Activities:
Net Earnings	$ 346,324	$ 286,923
Depreciation and Amortization	108,782	98,256
(Income) in Unconsolidated Entities	(2,809)	(996)
(Increase) Decrease in Accounts Receivable – net	(35,146)	(44,776)
(Increase) Decrease in Inventories	(84,031)	(30,728)
(Increase) Decrease in Prepaid Expenses	(6,251)	(9,087)
Increase (Decrease) in Trade Accounts Payable	27,121	29,302
Increase (Decrease) in Other Current Liabilities	47,690	66,305
Other – net	30,850	11,288

Net Cash Provided by Operating Activities	432,530	406,487

Cash Flows from Investing Activities:
Additions to Property, Buildings and Equipment – net	(97,261)	(110,660)
Additions for Capitalized Software	(44,950)	(32,482)
Net Cash Paid for Business Acquisition	(24,723)	-
Other – net	4,044	750

Net Cash Used in Investing Activities	(162,890)	(142,392)

Cash Flows from Financing Activities:
Net Decrease in Long-Term Debt	-	(140,800)
Cash Dividends Paid and Purchase of Treasury Stock – net	(220,136)	(172,115)
Other – net	65,997	72,275

Net Cash Used in Financing Activities	(154,139)	(240,640)

Exchange Rate Effect on Cash and Cash Equivalents	147	2,967

Net Increase in Cash and Cash Equivalents from beginning of year	$ 115,648	$ 26,422

Supplemental financial information concerning the quarter ended December 31, 2005 is available upon request. Requests may be submitted electronically via the Investor Relations section of Grainger’s Web site: www.grainger.com/investor or by contacting Renee Young, Financial Communications Manager, at 847.535.1544 or renee.young@grainger.com. For more information about the company, including updates on strategic initiatives such as market and product line expansion and SAP, see www.grainger.com/investor.

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